As filed with the Securities and Exchange Commission on November 28, 2007
Registration No. 333-147235

SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

AMENDMENT NO. 1 TO
FORM F-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cosan Limited
(Exact Name of Registrant as specified in its charter)

N/A
 (Translation of Registrant’s name into English)

Bermuda	2860	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Av. Juscelino Kubitschek, 1726 – 6th floor
São Paulo, SP 04543-000, Brazil
(55)(11) 3897-9797
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

	CT Corporation System 111 Eighth Avenue New York, NY 10011 (800) 223-7564
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Diane G. Kerr Manuel Garciadiaz Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed offer to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)(4)
Class A common shares, par value $0.01 and class B Series 2 common shares, par value $0.01	92,554,316	$15.4817	$1,432,893,653.67	$43,989.84

(1)
92,554,316 is the maximum number of Cosan Limited shares expected to be issued to security holders of Cosan pursuant to the exchange offer.  Class B series 2 common shares are convertible into class A common shares pursuant to their terms.

(2)
Proposed maximum aggregate offering price (estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) under the Securities Act) was calculated in accordance with the exchange ratio of one class A common share or one class B series 2 common share to be received for every one Cosan common share in the exchange offer and based on the market value of Cosan common shares, calculated pursuant to Rule 457(c) by taking the average of the high and low prices of Cosan common shares as reported on the São Paulo Stock Exchange on October 31, 2007, converted into U.S. dollars based on an exchange rate of R$1.7440 to US$1.00, the exchange rate reported by the Central Bank of Brazil on October 31, 2007.

(3)	Computed in accordance with Rule 457(f) of the Securities Act by multiplying the proposed maximum aggregate offering price by 0.0000307.

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Introductory Statement

On November 23, 2007, Cosan Limited and its subsidiary, Cosan S.A. Indústria e Comércio (“Cosan S.A.”), issued a press release announcing the exchange ratio in connection with the offer to exchange shares of Cosan Limited for all of the common shares of Cosan S.A. not currently owned by Cosan Limited (the “Exchange Offer”).  A copy of such press release is attached as Exhibit 99.1.

Additional Information

The terms and conditions of the Exchange Offer are more fully described in a Preliminary Prospectus included in the Registration Statement on Form F-4 filed by Cosan Limited with the Securities and Exchange Commission.  This Registration Statement has not yet become effective and the information it contains is not complete and may be changed.  Cosan Limited may not exchange its shares until the Registration Statement filed with the Securities and Exchange Commission is effective.

This announcement is for informational purposes only and is neither an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jursidiction.

Holders of common shares of Cosan S.A. are urged to read the Preliminary Prospectus and other related documents filed with the Securities and Exchange Commission, before making any investment decisions.  None of Cosan Limited, Cosan S.A or any of their respective directors or officers makes any recommendation as to whether holders of common shares of Cosan S.A. should participate in the Exchange Offer.

Item 21. Exhibits

(a)   The following documents are filed as part of this Registration Statement:

3.1	Memorandum of Association of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (No. 333-144010) filed August 20, 2007.

3.2	Bye-laws of the Registrant.*

4.1	Form of Class A Common Share Certificate incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 (No. 333-144010) filed August 20, 2007.

4.2	Form of Class B Series 2 Common Share Certificate.**

5.1	Opinion of Appleby, Bermuda counsel for the Registrant, as to the legality of the Class A Common Shares and Class B Series 2 Shares.*

10.1
Indenture dated as of October 25, 2004 among Cosan S.A. Indústria e Comércio, as issuer, FBA—Franco Brasileira S.A. Açúcar e Álcool and Usina Da Barra S.A.—Açúcar e Álcool, as guarantors, JPMorgan Chase Bank, as trustee, JPMorgan Trust Bank Ltd., as principal paying agent and J.P. Morgan Bank Luxembourg S.A., as Luxembourg paying agent, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (No. 333-144010) filed August 20, 2007.

10.2
Indenture dated as of February 6, 2006 among Cosan S.A. Indústria e Comércio, as issuer, FBA—Franco Brasileira S.A. Açúcar e Álcool and Usina Da Barra S.A.—Açúcar e Álcool, as guarantors, JPMorgan Chase Bank, N.A., as trustee, JPMorgan Trust Bank Ltd., as principal paying agent and J.P. Morgan Bank Luxembourg S.A., as Luxembourg paying agent, incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1 (No. 333-144010) filed August 20, 2007.

10.3
Indenture dated as of January 26, 2007 among Cosan Finance Limited, as issuer, Cosan S.A. Indústria e Comércio and Usina Da Barra S.A.—Açúcar e Álcool, as guarantors, The Bank of New York, as trustee, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as principal paying agent and The Bank of New York Luxembourg S.A., as Luxembourg paying agent, incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1 (No. 333-144010) filed August 20, 2007.

10.4
Loan Agreement dated as of June 28, 2005 among Cosan S.A. Indústria e Comércio, as borrower, and International Finance Corporation, incorporated herein by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form F-1 (No. 333-144010) filed August 20, 2007.

21.1	Subsidiaries of the Registrant, incorporated herein by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form F-1 (No. 333-144010) filed August 20, 2007.

23.1	Consent of Ernst & Young Auditores Independentes S.S.**

23.2	Consent of Appleby, Bermuda legal counsel of the Registrant (included in Exhibit 5.1).

23.3	Consent of Souza, Cescon Avedissian, Barrieu & Flesch Advogados, Brazilian counsel to the Registrant.**

99.1	Press Release dated November 23, 2007.

__________________
*    To be filed by amendment.
**  Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, Brazil, on November 28, 2007.

COSAN LIMITED

By:	/s/ Rubens Ometto Silveira Mello
	Name:	Rubens Ometto Silveira Mello
	Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on November 28, 2007 in the capacities indicated:
Name	Title
/s/ Rubens Ometto Silveira Mello	Chairman and Chief Executive Officer (principal executive officer)
Rubens Ometto Silveira Mello
Vice Chairman
Marcus Vinicios Pratini de Moraes

/s/ Paulo Sérgio de Oliveira Diniz	Director
Paulo Sérgio de Oliveira Diniz
Director
Teo Joo Kim

/s/ Marcos Marinho Lutz	Director
Marcos Marinho Lutz

/s/ Pedro Isamu Mizutani	Director
Pedro Isamu Mizutani
Director
George E. Pataki

/s/ Marcelo de Souza Scarcela Portela	Director
Marcelo de Souza Scarcela Portela
Director
José Alexandre Scheinkman

/s/ Paulo Sérgio de Oliveira Diniz	Chief Financial Officer (principal financial officer and principal accounting officer)
Paulo Sergio de Oliveira Diniz

/s/ Donald Puglisi	Authorized Representative in the United States
Donald Puglisi